January 29, 1998


The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, CT 06859-0001

Ladies and Gentlemen:

 This opinion is being rendered in connection with the preparation and filing by The Perkin-Elmer Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of $2,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay compensation deferred by employees under the terms of The Perkin-Elmer Corporation Deferred Compensation Plan (the "Plan").

 For purposes of the opinion expressed herein, I have conducted such investigations of law and fact as I have deemed necessary or appropriate.

 Based upon the foregoing, I am of the opinion that, when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights generally or by general equitable principles.

 No opinion is expressed with respect to the laws of any jurisdiction other than the United States of America and the State of New York.

 I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me in Item 5 of the Registration Statement, and any amendments thereto filed in connection with the Plan.

                                               Very truly yours,

                                               /s/ Thomas P. Livingston

                                               Thomas P. Livingston
                                               Assistant Secretary